Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com

Aircastle Announces New $400 Million Term Financing

Stamford, CT. June 29, 2016 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) announced today that it entered into a new $400.5 million term facility secured by 17 aircraft. The facility has a maturity of seven years and includes an accordion feature allowing for $67.5 million in additional future funding. Funding of the facility will take place through several draw-downs, with the first one, for $167.3 million, having taken place yesterday.

The financing was led by BNP Paribas, Credit Agricole Corporate and Investment Bank and The Bank of Tokyo-Mitsubishi UFJ (London Branch) as Joint Lead Arrangers as well as SGBT Asset Based Funding S.A. as Arranger and ING Bank and Columbia State Bank as lenders. BNP Paribas also acts as Agent and Security Trustee.

Mike Inglese, Aircastle’s CFO, stated, “Following our recent successes in sourcing unsecured debt, this secured financing helps diversify Aircastle’s funding sources as we capitalize on accretive investment opportunities in a disciplined fashion. This deal provides us with attractive financing while building on our strong relationships with several leading aviation finance lenders.”

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of March 31, 2016, Aircastle owned and managed on behalf of its joint ventures 162 aircraft on lease with 53 customers located in 33 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle’s 2015 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited